Exhibit 4.8

EXECUTION VERSION

1700 Pavilion

CO-LENDER AGREEMENT

Dated as of May 9, 2025

between

GERMAN AMERICAN CAPITAL CORPORATION
(Note A-1 Holder)

GERMAN AMERICAN CAPITAL CORPORATION
(Note A-2 Holder)

GERMAN AMERICAN CAPITAL CORPORATION
(Note A-3 Holder)

and

GERMAN AMERICAN CAPITAL CORPORATION
(Note A-4 Holder)

TABLE OF CONTENTS

Page

1. Definitions; Conflicts	1
2. Servicing of the Mortgage Loan	16
3. Priority of Notes	18
4. Workout	18
5. Accounts; Payment Procedure	19
6. Limitation on Liability	19
7. Representations of the Holders	20
8. Independent Analyses of each Holder	20
9. No Creation of a Partnership or Exclusive Purchase Right	21
10. Not a Security	21
11. Other Business Activities of the Holders	21
12. Transfer of Notes	21
13. Exercise of Remedies by the Servicer	23
14. Rights of the Directing Holder	25
15. Appointment of Special Servicer	26
16. Rights of the Non-Directing Holders	27
17. Advances; Reimbursement of Advances	28
18. Provisions Relating to Securitization	29
19. Governing Law; Waiver of Jury Trial	37
20. Modifications	38
21. Successors and Assigns; Third Party Beneficiaries	38
22. Counterparts	38
23. Captions	38
24. Notices	38
25. Custody of Mortgage Loan Documents/ Mortgagee of Record	39

-i-

THIS CO-LENDER AGREEMENT (the “Agreement”), dated as of May 9, 2025, is between GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation, having an address at 1 Columbus Circle, 15th Floor, New York, New York 10019 (“GACC”), as Note A-1 Holder, GACC, as Note A-2 Holder, GACC, as Note A-3 Holder and GACC, as Note A-4 Holder.

W I T N E S S E T H:

WHEREAS, GACC made a mortgage loan in the original principal amount of $75,000,000 (the “Mortgage Loan”) to Summerlin 1700 Pavilion, LLC, a Delaware limited liability company (the “Borrower”), pursuant to a loan agreement between the Borrower, as borrower, and GACC, as lender, dated as of May 9, 2025 (the “Loan Agreement”), which was evidenced, inter alia, by (i) a promissory note in the original principal amount of $25,000,000 (“Note A-1”) made by the Borrower in favor of GACC, (ii) a promissory note in the original principal amount of $20,000,000 (“Note A-2”) made by the Borrower in favor of GACC, (iii) a promissory note in the original principal amount of $20,000,000 (“Note A-3”) made by the Borrower in favor of GACC and (iv) a promissory note in the original principal amount of $10,000,000 (“Note A-4”; collectively with Note A-1, Note A-2 and Note A-3, the “Notes”, and each a “Note”) made by the Borrower in favor of GACC each secured by a first mortgage (as amended, modified or supplemented, the “Mortgage”) on the property located at 1700 S Pavilion Center Drive, Las Vegas, Nevada (the “Mortgaged Property”);

WHEREAS, each Initial Note Holder intends, but is not bound, to sell transfer and assign all or a portion of its right, title and interest in and to its Note to one or more depositors who will in turn transfer the same to one or more trusts as part of the securitization of one or more mortgage loans;

WHEREAS, the parties hereto desire to enter into this Agreement to memorialize the terms under which they, and their successors and assigns, shall hold Note A-1, Note A-2, Note A-3 and Note A-4, respectively;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually agree as follows:

1.                  Definitions; Conflicts. References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Servicing Agreement. To the extent of any inconsistency between this Agreement and the Servicing Agreement, this Agreement shall control. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.

“Accelerated Mezzanine Loan” shall mean any mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in the Mortgagor) related to the Mortgage Loan

1

if such mezzanine loan either (i) has been accelerated, or (ii) is the subject of foreclosure proceedings against the related collateral for such mezzanine loan.

“Acceptable Insurance Default” shall have the meaning assigned to such term or analogous term in the Servicing Agreement.

“Advance” shall mean any P&I Advance or Property Advance made with respect to any of the Notes, the Mortgage Loan or the Mortgaged Property pursuant to the Note A-1 PSA, Note A-2 PSA, Note A-3 PSA and Note A-4 PSA.

“Affiliate” shall mean, (i) prior to the occurrence of the Lead Securitization, with respect to any specified Person, (a) any other Person controlling or controlled by or under common control with such specified Person (each, a “Common Control Party”), (b) any other Person owning, directly or indirectly, ten percent (10%) or more of the beneficial interests in such Person or (c) any other Person in which such Person or a Common Control Party owns, directly or indirectly, ten percent (10%) or more of the beneficial interests (and, for the purposes of the definition in this clause (i), “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing), and (ii) following the occurrence of the Lead Securitization, shall have the meaning assigned thereto in the Lead Securitization Servicing Agreement.

“Agreement” shall mean this Co-Lender Agreement, the exhibits and schedules hereto, and all amendments hereof and supplements hereto.

“Asset Review” shall mean any review of representations and warranties conducted by a Non-Lead Asset Representations Reviewer, as contemplated by Item 1101(m) of Regulation AB.

“Borrower” shall have the meaning assigned to such term in the recitals.

“Borrower Party” shall mean (i) prior to the occurrence of the Lead Securitization, either (a) the Borrower, the Mortgagor or the manager of the Mortgaged Property or any Affiliate of any of the foregoing or (b) a holder or beneficial owner of any Accelerated Mezzanine Loan or any Affiliate of any of the foregoing, and (ii) following the occurrence of the Lead Securitization, shall have the meaning assigned to the term “Borrower Restricted Party”, “Borrower Party” or other analogous term, as applicable, in the Lead Securitization Servicing Agreement.

“Business Day” shall have the meaning assigned to such term in the Servicing Agreement.

“CLO Asset Manager” shall mean, with respect to any Securitization Vehicle that is a CLO, the entity that is responsible for managing or administering the underlying assets of such Securitization Vehicle or, if applicable, the assets of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the Directing Holder).

2

“Certificate Administrator” shall mean the certificate administrator under the Lead Securitization Servicing Agreement.

“Certificate Administrator Fees” shall have the meaning given to such term or an analogous term in the Note A-1 PSA, Note A-2 PSA, Note A-3 PSA and Note A-4 PSA.

“Certificates” shall mean any securities issued in connection with the Note A-1 Securitization, the Note A-2 Securitization, the Note A-3 Securitization and the Note A-4 Securitization.

“CLO” shall have the meaning assigned to such term in the definition of Qualified Transferee.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Account” shall mean the “collection account” or sub-account thereof, established under the Servicing Agreement for the purpose of servicing the Mortgage Loan.

“Commission” shall have the meaning assigned to such term in Section 18(b)(ix).

“Control” shall mean the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. The terms “controlled by,” “controlling” and “under common control with” shall have the respective correlative meaning thereto.

“Custodian” shall mean the custodian under the Lead Securitization Servicing Agreement.

“Defaulted Mortgage Loan” shall mean the Mortgage Loan in the event that the Mortgage Loan is delinquent at least 60 days in respect of its Monthly Payments or more than 60 days in respect of its balloon payment, in either case to be determined without giving effect to any grace period permitted by the Mortgage Loan Documents and without regard to any acceleration of payments under the Mortgage Loan Documents.

“Depositor” shall mean (i) with respect to the Note A-1 Securitization, the depositor under the Note A-1 PSA, (ii)  with respect to the Note A-2 Securitization, the depositor under the Note A-2 PSA, (iii) with respect to the Note A-3 Securitization, the depositor under the Note A-3 PSA and (iv) with respect to the Note A-4 Securitization, the depositor under the Note A-4 PSA.

“Directing Holder” shall mean the Holder of Note A-1 or, if Note A-1 is included in a Securitization, the holders of Certificates issued in connection with such Securitization representing the specified interest in the class of Certificates designated as the “Controlling Class” or the duly appointed representative of the holders of such Certificates or such other party that the Note A-1 Holder grants the right to exercise the rights granted to the Directing Holder in this Agreement; provided, that no Borrower Party shall be entitled to act as Directing Holder.

3

“Event of Default” shall mean an “Event of Default” as defined in the Loan Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Amounts” shall mean:

(i)                         proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Borrower in accordance with the terms of the Mortgage Loan Documents;

(ii)                      amounts required to be deposited in reserve or escrow pursuant to the Mortgage Loan Documents; and

(iii)                   amounts that are then due and payable pursuant to the Servicing Agreement to the parties to the Servicing Agreement, including, without limitation, Servicing Fees, Special Servicing Fees, if applicable, reimbursement of costs and expenses, reimbursement of Property Advances and interest thereon at the Reimbursement Rate;

provided, however, that Excluded Amounts shall not include (A) any amounts received in respect of any P&I Advances (and interest thereon), (B) any “servicing fee” due to the Master Servicer under the Servicing Agreement in respect of the Mortgage Loan (or any portion thereof) other than the Servicing Fee and (C) any Trustee Fees, Certificate Administrator Fees or Operating Advisor Fees.

“First Securitization” shall mean the Securitization with the earliest Securitization Date.

“Fitch” shall mean Fitch Ratings, Inc. and its successors in interest.

“Hazardous Materials” shall mean any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any other environmental laws now existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs”), radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Holder” shall mean each of the Note A-1 Holder, the Note A-2 Holder, the Note A-3 Holder and the Note A-4 Holder.

“Initial Note Holder” shall mean each of the Note A-1 Holder, the Note A-2 Holder, the Note A-3 Holder and the Note A-4 Holder named on the cover page hereof.

“Intervening Trust Vehicle” shall mean, with respect to any Securitization Vehicle that is a CLO, a trust vehicle or entity which holds Note A-1, Note A-2, Note A-3 or

4

Note A-4 as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CLO.

“KBRA” shall mean Kroll Bond Rating Agency, Inc. and its successors in interest.

“Lead Depositor” shall mean the Depositor under the Lead Securitization Servicing Agreement.

“Lead Note” shall mean each Note held by the Lead Securitization.

“Lead Note Holder” shall mean the Holder of the Lead Note(s).

“Lead Securitization” shall mean the Note A-1 Securitization; provided, that in the event the Note A-1 Securitization is not the First Securitization, then from and after the closing date of the First Securitization until the Note A-1 Securitization Date, the Lead Securitization shall be the First Securitization.

“Lead Securitization Date” shall mean the closing date of the Lead Securitization.

“Lead Securitization Trust” shall mean the Securitization Trust created in connection with the Lead Securitization.

“Lead Securitization Servicing Agreement” shall mean the PSA executed and delivered in connection with the Lead Securitization.

“Lead Servicer” shall mean the servicer and/or special servicer designated under the Lead Securitization Servicing Agreement.

“Liquidation Proceeds” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Loan Agreement” shall have the meaning assigned to such term in the recitals.

“Loan Combination Custodial Account” shall mean the “Loan Combination Custodial Account” or analogous account established for the Mortgage Loan pursuant to the Lead Securitization Servicing Agreement.

“Major Decision” shall have the meaning given to such term or any analogous term in the Lead Securitization Servicing Agreement; provided that, at any time that none of the Notes is included in the Lead Securitization, “Major Decision” shall mean, any of the following,

(i)                                  any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing the Mortgage Loan as come into and continue in default;

(ii)                               any modification, consent to a modification or waiver of a monetary term or material non-monetary term (including, without limitation, the timing of payments and

5

acceptance of discounted payoffs but excluding Penalty Charges) of the Mortgage Loan or any extension of the Maturity Date of the Mortgage Loan;

(iii)                            any sale of the Defaulted Mortgage Loan or REO Property (other than in connection with the termination of the Lead Securitization Trust) for less than the applicable Repurchase Price (as defined in the Servicing Agreement);

(iv)                           any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at an REO Property;

(v)                              any release of collateral or any acceptance of substitute or additional collateral for the Mortgage Loan, or any consent to either of the foregoing, other than as required pursuant to the specific terms of the related Mortgage Loan and for which there is no material lender discretion;

(vi)                           any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the Mortgage Loan or any consent to such waiver or consent to a transfer of the Mortgaged Property or interests in the Borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the Loan Agreement;

(vii)                        any property management company changes (with respect to the Mortgage Loan (i) with an unpaid principal balance greater than $2,500,000 or (ii) where the successor property manager is affiliated with the Borrower) or franchise changes with respect to the Mortgage Loan for which the lender is required to consent or approve under the Mortgage Loan Documents;

(viii)                     releases of any escrows, reserve accounts or letters of credit held as performance escrows or reserves other than those required pursuant to the specific terms of the Mortgage Loan Documents and for which there is no material lender discretion;

(ix)                             any acceptance of an assumption agreement releasing the Borrower from liability under the Mortgage Loan other than pursuant to the specific terms of the Mortgage Loan Documents and for which there is no lender discretion;

(x)                                any determination of an Acceptable Insurance Default;

(xi)                             the determination of the Special Servicer to transfer the Mortgage Loan to special servicing due to an imminent default;

(xii)                          any acceleration of the Mortgage Loan following a default or an event of default or any initiation of judicial, bankruptcy or similar proceedings under the Mortgage Loan Documents or with respect to the Borrower or Mortgaged Property; and

(xiii)                       any modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender, holder of a Note or other subordinate debt holder related to the Mortgage Loan, or

6

an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the holders of the Lead Note.

“Master Servicer” shall mean the master servicer under the Servicing Agreement and any successor thereunder.

“Master Servicer Remittance Date” shall mean, with respect to each Non-Lead Note, (i) prior to the related Non-Lead Securitization of such Non-Lead Note, the “master servicer remittance date” as such term is defined in the applicable Servicing Agreement, and (ii) from and after the related Non-Lead Securitization of such Non-Lead Note, the earlier of (x) the “master servicer remittance date” as such term is defined in the Lead Securitization Servicing Agreement, and (y) the Business Day following the applicable Non-Lead Securitization Determination Date for such Non-Lead Note (in the case of clauses (i) and (ii), as long as such date is at least one Business Day after the Monthly Payment Date (as defined in the Loan Agreement)).

For the avoidance of doubt, any late collections received by the Master Servicer after the related due date under the Mortgage Loan shall be remitted by the Master Servicer in accordance with Section 18(b)(xi) below.

“Maturity Date” shall have the meaning assigned to such term in Exhibit A.

“Monthly Payment” with respect to any period shall mean all amounts due and payable to any Holder or Holders during such period in accordance with the Mortgage Loan Documents.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors in interest.

“Morningstar DBRS” shall mean DBRS, Inc. and its successors in interest.

“Mortgage” shall have the meaning assigned to such term in the recitals.

“Mortgage Interest Rate” shall mean the Mortgage Interest Rate set forth in the Mortgage Loan Schedule with respect to each of Note A-1, Note A-2, Note A-3 and Note A-4.

“Mortgage Loan” shall have the meaning assigned such term in the recitals.

“Mortgage Loan Documents” shall mean the Mortgage, the Loan Agreement, the Notes, and all other documents evidencing or securing the Mortgage Loan.

“Mortgage Loan Principal Balance” shall mean, at any date of determination, the aggregate outstanding principal balance of the Notes evidencing the Mortgage Loan.

“Mortgage Loan Schedule” shall mean the schedule in the form attached hereto as Exhibit A, which schedule sets forth certain information regarding the Mortgage Loan and the Notes.

7

“Mortgaged Property” shall have the meaning assigned such term in the recitals.

“Non-Directing Holder” shall mean the Holder(s) of more than a fifty percent (50%) percentage interest in any Note other than Note A-1, and if such Note has been included in a Securitization, the holders of Certificates representing the specified interest in the class of Certificates designated as the “controlling class” or the duly appointed representative of the holders of such Certificates or such other party otherwise entitled under each Non-Lead Securitization Servicing Agreement to exercise the rights granted to the related Non-Directing Holder in this Agreement. If a Non-Lead Note is not in a Securitization, the Non-Directing Holder with respect to such Note will be the then-current Holder of such Note.

“Non-Lead Asset Representations Reviewer” shall mean the party acting as “asset representations reviewer” (within the meaning of Item 1101(m) of Regulation AB) under a related Non-Lead Securitization Servicing Agreement.

“Non-Lead Certificate Administrator” shall mean the applicable certificate administrator or other analogous term under any Non-Lead Securitization Servicing Agreement.

“Non-Lead Depositor” shall mean the applicable “depositor” under any Non-Lead Securitization Servicing Agreement.

“Non-Lead Master Servicer” shall mean the applicable “master servicer” under any Non-Lead Securitization Servicing Agreement.

“Non-Lead Note” shall mean each Note other than a Lead Note.

“Non-Lead Note Holders” shall mean each Holder other than (a) the Lead Note Holder or (b) a Holder of any Note that is not the Lead Note but is held by the Lead Securitization.

“Non-Lead Securitization” shall mean each Securitization other than the Lead Securitization.

“Non-Lead Securitization Determination Date” shall mean the “determination date” (or any term substantially similar thereto) as defined in the related Non-Lead Securitization Servicing Agreement.

“Non-Lead Securitization Servicing Agreement” shall mean each PSA that is not the Lead Securitization Servicing Agreement.

“Non-Lead Securitization Trust” shall mean any Securitization Trust that holds a Non-Lead Note.

“Non-Lead Special Servicer” shall mean the applicable “special servicer” under any Non-Lead Securitization Servicing Agreement.

8

“Non-Lead Sponsor” shall mean, with respect to any Non-Lead Note, the related Holder that acts as the sponsor with respect to such Non-Lead Note in connection with the related Non-Lead Securitization.

“Non-Lead Trustee” shall mean the applicable “trustee” under any Non-Lead Securitization Servicing Agreement.

“Nonrecoverable Advance” shall have the meaning ascribed to such term in the Servicing Agreement.

“Note A-1” shall have the meaning assigned such term in the recitals.

“Note A-1 Holder” shall mean GACC or any subsequent holder of Note A-1.

“Note A-1 Principal Balance” shall mean, at any time of determination, the initial Note A-1 Principal Balance as set forth in the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A-1 Holder and any reductions in such amount pursuant to Section 4.

“Note A-1 PSA” shall mean the “pooling and servicing agreement” entered into in connection with the Note A-1 Securitization.

“Note A-1 Securitization” shall mean the first sale by the Note A-1 Holder of all or a portion of Note A-1 to a depositor who will in turn include all or such portion of Note A-1 (as applicable) as part of the securitization of one or more mortgage loans.

“Note A-1 Securitization Date” shall mean the closing date of the Note A-1 Securitization.

“Note A-1 Trust Fund” shall mean the trust formed pursuant to the Note A-1 PSA.

“Note A-2” shall have the meaning assigned such term in the recitals.

“Note A-2 Holder” shall mean GACC or any subsequent holder of Note A-2.

“Note A-2 Principal Balance” shall mean, at any time of determination, the initial Note A-2 Principal Balance as set forth in the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A-2 Holder and any reductions in such amount pursuant to Section 4.

“Note A-2 PSA” shall mean the “pooling and servicing agreement” entered into in connection with the Note A-2 Securitization.

“Note A-2 Securitization” shall mean the first sale by the Note A-2 Holder of all or a portion of Note A-2 to a depositor who will in turn include all or such portion of Note A-2 (as applicable) as part of the securitization of one or more mortgage loans.

9

“Note A-2 Trust Fund” shall mean the trust formed pursuant to the Note A-2 PSA.

“Note A-3” shall have the meaning assigned such term in the recitals.

“Note A-3 Holder” shall mean GACC or any subsequent holder of Note A-3.

“Note A-3 Principal Balance” shall mean, at any time of determination, the initial Note A-3 Principal Balance as set forth in the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A-3 Holder and any reductions in such amount pursuant to Section 4.

“Note A-3 PSA” shall mean the “pooling and servicing agreement” entered into in connection with the Note A-3 Securitization.

“Note A-3 Securitization” shall mean the first sale by the Note A-3 Holder of all or a portion of Note A-3 to a depositor who will in turn include all or such portion of Note A-3 (as applicable) as part of the securitization of one or more mortgage loans.

“Note A-3 Trust Fund” shall mean the trust formed pursuant to the Note A-3 PSA.

“Note A-4” shall have the meaning assigned such term in the recitals.

“Note A-4 Holder” shall mean GACC or any subsequent holder of Note A-4.

“Note A-4 Principal Balance” shall mean, at any time of determination, the initial Note A-4 Principal Balance as set forth in the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A-4 Holder and any reductions in such amount pursuant to Section 4.

“Note A-4 PSA” shall mean the “pooling and servicing agreement” entered into in connection with the Note A-4 Securitization.

“Note A-4 Securitization” shall mean the first sale by the Note A-4 Holder of all or a portion of Note A-4 to a depositor who will in turn include all or such portion of Note A-4 (as applicable) as part of the securitization of one or more mortgage loans.

“Note A-4 Trust Fund” shall mean the trust formed pursuant to the Note A-4 PSA.

“Notes” shall have the meaning assigned such term in the recitals.

“Operating Advisor” shall mean each operating advisor under the Lead Securitization Servicing Agreement.

10

“Operating Advisor Fees” shall have the meaning given to such term or an analogous term in each of the Note A-1 PSA, the Note A-2 PSA, the Note A-3 PSA and the Note A-4 PSA.

“P&I Advance” shall mean an advance made by a party to the Note A-1 PSA, the Note A-2 PSA, the Note A-3 PSA and the Note A-4 PSA, as applicable, with respect to a delinquent monthly debt service payment on the Notes included in the related Securitization.

“Penalty Charges” shall mean any amounts collected from the Borrower or with respect to the Mortgage Loan or the Mortgaged Property that represent default charges, penalty charges, late fees and/or default interest, but excluding any yield maintenance charge or prepayment premium.

“Permitted Fund Manager” shall mean any Person (a) listed on Exhibit C attached hereto or (b) that on the date of determination is (i) a Qualified Transferee or any other nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through one or more funds with committed capital of at least $250,000,000 and (iii) not subject to a proceeding, whether voluntary or involuntary, relating to the bankruptcy, insolvency, reorganization or relief of debtors.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Property Advance” shall mean an advance made in respect of property protection expenses or expenses incurred to protect, preserve and enforce the security for the Mortgage Loan or to pay taxes and assessments or insurance premiums with respect to the Mortgaged Property.

“Pro Rata and Pari Passu Basis” shall mean with respect to the Notes and each Holder, (i) for purposes of allocating payments of interest among the Notes, each Note or Holder, as the case may be, is allocated its respective pro rata share based on the interest accrued on such Note at the respective Mortgage Interest Rate of such Note based on the outstanding principal balance of such Note and (ii) for all other purposes, the allocation of any particular payment, collection, cost, expense, liability or other amount between such Notes or such Holders, as the case may be, without any priority of any such Note or any such Holder over another Note or Holder, as the case may be, and in any event such that each Note or Holder, as the case may be, is allocated its respective pro rata share based on the outstanding principal balance of its Note in relation to the outstanding principal balance of the entire Mortgage Loan of such particular payment, collection, cost, expense, liability or other amount.

“PSA” shall mean each of the Note A-1 PSA, the Note A-2 PSA, the Note A-3 PSA and the Note A-4 PSA

“Qualified Servicer” shall mean any nationally recognized commercial mortgage loan servicer (1) rated at least “CSS3,” in the case of a special servicer, or at least “CMS2,” in the case of a master servicer, by Fitch, (2) on the S&P Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, (3) as

11

to which neither Moody’s nor KBRA has cited servicing concerns of such servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any CMBS transaction rated by Moody’s or KBRA, as applicable, and serviced by such servicer prior to the time of determination, and (4) that has a ranking by Morningstar DBRS higher than or equal to “MOR CS3” as a master servicer or special servicer, as applicable. For purposes of this definition, for so long as any Note is included in a Securitization, the ratings or actions of any Rating Agency that is not rating such Securitization(s) shall not be considered.

“Qualified Transferee” shall mean each of the Initial Note Holders (together with any affiliated transferee in connection with a transfer to a Securitization or for internal bookkeeping or other corporate purposes) and any other U.S. Person (other than any Borrower Party) that is:

(i)                         an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust or governmental entity or plan; or

(ii)                      an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, which regularly engages in the business of making or owning investments of types similar to the Mortgage Loan; or

(iii)                   an institution substantially similar to any of the foregoing entities described in clauses (i) or (ii) above; or

(iv)                  any entity Controlled by or under common Control or Controlling any of the entities described in clauses (i), (ii) or (iii) above; or

(v)                     a Qualified Trustee (or, in the case of a CLO, a single purpose bankruptcy-remote entity that contemporaneously pledges its interest in a Note to a Qualified Trustee) in connection with (A) a securitization of, (B) the creation of collateralized loan (or debt) obligations (“CLO”) secured by, or (C) a financing through an “owner trust” of, any interest in a Note (any of the foregoing, a “Securitization Vehicle”), provided that either (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by at least two (2) of the Rating Agencies engaged to assign ratings to classes of securities issued in connection with the applicable Securitization of the applicable Note; (2) in the case of a Securitization Vehicle that is not a CLO, the special servicer for the Securitization Vehicle is a Qualified Servicer at the time of transfer; or (3) in the case of a Securitization Vehicle that is a CLO, the CLO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CLO Asset Manager that is a Qualified Transferee, is a Qualified Transferee under clause (i), (ii), (iii) or (iv) of this definition; or

12

(vi)                  an investment fund, limited liability company, limited partnership or general partnership in which a Permitted Fund Manager acts as the general partner, managing member, or the fund manager responsible for the day to day management and operation of such investment vehicle, provided that greater than fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees;

which, in the case of each of clauses (i), (ii), and (iii) of this definition, has at least $650,000,000 in total assets (in name or under management) and (except with respect to a pension advisory firm or similar fiduciary) at least $250,000,000 in capital/statutory surplus or shareholders’ equity, and is regularly engaged in the business of making or owning commercial real estate loans or commercial loans similar to the Mortgage Loan.

“Qualified Trustee” shall mean (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority or (ii) an institution whose long-term senior unsecured debt is then rated in one of the top three rating categories of each of the Rating Agencies.

“Rating Agencies” shall mean Morningstar DBRS, Fitch, KBRA, Moody’s and S&P and their respective successors in interest or, if any of such entities shall for any reason no longer perform the functions of a securities rating agency, any other nationally recognized statistical rating agency reasonably designated by any Holder to rate the securities issued in connection with the Securitization of the related Note; provided, however, that, unless specified otherwise, at any time during which any Note is an asset of a Securitization, “Rating Agencies” or “Rating Agency” shall mean only those rating agencies that are engaged by the applicable Depositor from time to time to rate the securities issued in connection with such Securitization.

“Rating Agency Confirmation” shall mean each of the applicable Rating Agencies shall have confirmed in writing that the occurrence of the event with respect to which such Rating Agency Confirmation is sought shall not result in a downgrade, qualification or withdrawal of the applicable rating or ratings ascribed by such Rating Agency to any of the Certificates then outstanding. In the event that no Certificates are outstanding, any action that would otherwise require a Rating Agency Confirmation shall require the consent of the Directing Holder (unless it is a Borrower Party), which consent shall not be unreasonably withheld, conditioned or delayed.

For the purposes of this Agreement, if any Rating Agency (1) waives, declines or refuses, in writing, to review or otherwise engage any request for a confirmation hereunder from such Rating Agency that a proposed action will not result in a qualification, downgrade or withdrawal of its then current rating of the securities issued pursuant to the related Securitization, or (2) does not reply to such request or responds in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation and the related timing, notice and other applicable provisions set forth in the Note

13

A-1 PSA, the Note A-2 PSA, the Note A-3 PSA and the Note A-4 PSA have been satisfied, then for such request only, the condition that such confirmation by such Rating Agency (only) be obtained will be deemed not to apply for purposes of this Agreement. For purposes of clarity, any such waiver, declination or refusal to review or otherwise engage in any request for such confirmation hereunder shall not be deemed a waiver, declination or refusal to review or otherwise engage in any subsequent request for such Rating Agency Confirmation hereunder and the condition for such Rating Agency Confirmation pursuant to this Agreement for any subsequent request shall apply regardless of any previous waiver, declination or refusal to review or otherwise engage in such prior request.

“Regulation AB” shall mean Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125, as such rules may be amended from time to time, and subject to such clarification and interpretation as have been or may hereafter be from time to time provided by the Commission or by the staff of the Commission, in each case as effective from time to time as of the compliance dates specified therein.

“Reimbursement Rate” shall have the meaning assigned to such term or the term “Advance Rate” or an analogous term in the Servicing Agreement.

“REMIC” shall have the meaning assigned to such term in Section 2(f).

“REO Property” shall mean the Mortgaged Property, title to which has been acquired by the Servicer on behalf of (or other Person designated by) the Holders through foreclosure, deed in lieu of foreclosure or otherwise.

“S&P” shall mean S&P Global Ratings and its successors in interest.

“Securitization” shall mean each of the Note A-1 Securitization, the Note A-2 Securitization, the Note A-3 Securitization and the Note A-4 Securitization, as applicable.

“Securitization Date” shall mean, with respect to a Securitization, the effective date on which such Securitization is consummated.

“Securitization Servicing Agreement” shall mean the Lead Securitization Servicing Agreement or any Non-Lead Securitization Servicing Agreement, as the context may require.

“Securitization Trust” shall mean a trust formed pursuant to a Securitization.

“Servicer” shall mean (i) the Master Servicer with respect to a non-Specially Serviced Mortgage Loan and the Special Servicer with respect to a Specially Serviced Mortgage Loan, or (ii) with respect to a specific function, right or obligation as to which the Servicing Agreement designates the Master Servicer or the Special Servicer, the party so designated, as applicable, pursuant to the Servicing Agreement.

“Servicer Termination Event” shall have the meaning assigned to such term in the Lead Securitization Servicing Agreement or at any time that the Mortgage Loan is no longer subject to the provisions of the Lead Securitization Servicing Agreement, any analogous concept

14

under the servicing agreement pursuant to which the Mortgage Loan is being serviced in accordance with the terms of this Agreement.

“Servicing Agreement” shall mean the applicable Lead Securitization Servicing Agreement; provided that in the event that, following the Securitization of the Lead Note, the Lead Note is no longer an asset of the trust fund created pursuant to the Servicing Agreement, the term “Servicing Agreement” shall refer to the subsequent servicing agreement entered into pursuant to Section 2.

“Servicing Fee” shall mean a fee that (i) shall accrue a rate per annum (expressed, for the purposes of this Agreement, as a percentage of the aggregate of the Note A-1 Principal Balance, the Note A-2 Principal Balance, the Note A-3 Principal Balance and the Note A-4 Principal Balance as of the date of determination) equal to the Servicing Fee Rate and shall be computed for the same period and on the same interest accrual basis respecting which any interest payment due or deemed due on the Mortgage Loan is computed and prorated for partial periods and (ii) shall be payable to the Master Servicer for primary servicing the Mortgage Loan.

“Servicing Fee Rate” shall mean a rate per annum equal to the “primary servicing fee rate” (or analogous term) set forth in the “mortgage loan schedule” attached to the Servicing Agreement.

“Servicing Standard” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Servicing Transfer Event” shall mean any of the events specified in the Servicing Agreement, whereby the servicing of the Mortgage Loan is required to be transferred to the Special Servicer from the Master Servicer.

“Special Servicer” shall mean the special servicer of the Mortgage Loan as appointed under the terms of this Agreement and the Servicing Agreement, or any successor special servicer appointed as provided thereunder.

“Special Servicing Fee” shall have the meaning given to such term or an analogous term in the Servicing Agreement; provided that under no circumstances shall the Special Servicing Fee exceed 0.2500% per annum (25 basis points) of the outstanding principal balance of the Mortgage Loan, subject to any applicable minimum Special Servicing Fee set forth in the Lead Securitization Servicing Agreement.

“Specially Serviced Mortgage Loan” shall mean the Mortgage Loan during the period it is serviced by the Special Servicer following a Servicing Transfer Event.

“Transfer” shall mean any assignment, pledge, conveyance, sale, transfer, mortgage, encumbrance, grant of a security interest, issuance of a participation interest, or other disposition, either directly or indirectly, by operation of law or otherwise.

“Trust Fund” shall mean each of the Note A-1 Trust Fund, the Note A-2 Trust Fund, the Note A-3 Trust Fund and the Note A-4 Trust Fund.

15

“Trustee” shall mean the trustee under the Lead Securitization Servicing Agreement.

“Trustee Fee” shall have the meaning given to such term or an analogous term in each of the Note A-1 PSA, the Note A-2 PSA, the Note A-3 PSA and the Note A-4 PSA.

“U.S. Person” shall mean a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, a trust in existence on August 20, 1996 which is eligible to elect to be treated as a U.S. Person).

2.                  Servicing of the Mortgage Loan. (a) Each Holder acknowledges and agrees that, subject in each case to the specific terms of this Agreement, the Mortgage Loan shall be serviced (i) prior to the Lead Securitization Date, under interim servicing arrangements as directed by the Note A-1 Holder and (ii) from and after the Lead Securitization Date, by the Master Servicer and the Special Servicer pursuant to the Servicing Agreement.

(b)               Subject to the terms and conditions of this Agreement, each Holder hereby irrevocably and unconditionally consents to the appointment of the Master Servicer and the Trustee under the Servicing Agreement by the Lead Depositor and the appointment of the Special Servicer by the Directing Holder and agrees to reasonably cooperate with the Master Servicer and the Special Servicer with respect to the servicing of the Mortgage Loan in accordance with the Servicing Agreement. Each Holder hereby appoints the Master Servicer, the Special Servicer and the Trustee under the Servicing Agreement as such Holder’s attorney-in-fact to sign any documents reasonably required with respect to the administration and servicing of the Mortgage Loan on its behalf under the Servicing Agreement (subject at all times to the rights of the Holders as set forth herein and in such Servicing Agreement).

(c)               If, at any time the Lead Note is no longer in a Securitization, the Lead Note Holder shall cause the Mortgage Loan to be serviced pursuant to a servicing agreement that is substantially similar to the Servicing Agreement (and, if any Non-Lead Note is in a Securitization, a Rating Agency Confirmation from the Rating Agencies that were engaged by the related Depositor to rate such Securitization shall be obtained) and all references herein to the “Servicing Agreement” shall mean such subsequent Servicing Agreement; provided, however, that the Notes that were held by the Lead Securitization shall continue to be considered as the Lead Note; provided further, however, that unless otherwise agreed to by the holder of the Lead Note, the master servicer under such subsequent servicing agreement shall not be required to make any P&I Advance in respect of such Note; provided, however, that until a replacement Servicing Agreement has been entered into (and such Rating Agency Confirmation has been obtained), the Lead Note Holder shall cause the Mortgage Loan to be serviced pursuant to the provisions of the Servicing Agreement to which the Lead Note was subject (excluding, however, any obligation to make any P&I Advances in respect of the Lead Note except as specifically

16

agreed to by the Servicer, and provided that the Servicer’s right to reimbursement for Property Advances as set forth in Section 17 shall remain in effect), as if such Servicing Agreement was still in full force and effect with respect to the Mortgage Loan; provided, further, however, that until a replacement Servicing Agreement is in place, the actual servicing of the Mortgage Loan may be performed by any Qualified Servicer appointed by the Lead Note Holder and does not have to be performed by the service providers set forth under the Servicing Agreement that was previously in effect.

(d)               Notwithstanding anything to the contrary contained herein (including Sections 4 and 13(a)), each Servicing Agreement shall provide that the Servicer shall be required to service and administer the Mortgage Loan in accordance with the Servicing Standard as set forth in such Servicing Agreement, and any Holder who is not a Borrower Party shall be deemed a third-party beneficiary of such provisions of the Servicing Agreement. It is understood that any Non-Lead Note Holder may separately appoint a servicer for its Non-Lead Note, by itself or together with other assets, but any such servicer will have no responsibility hereunder and shall be compensated solely by the applicable Non-Lead Note Holder from funds payable to it hereunder or otherwise.

(e)               The Holders acknowledge that the Servicer is to comply with this Agreement, the Servicing Agreement and the Mortgage Loan Documents in connection with the servicing of the Mortgage Loan.

(f)                If any Note is included as an asset of a real estate mortgage investment conduit (a “REMIC”), within the meaning of Section 860D(a) of the Code, then, any provision of this Agreement to the contrary notwithstanding: (i) the Mortgage Loan shall be administered such that the Notes shall qualify at all times as (or as interests in) a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, (ii) any real property (and related personal property) acquired by or on behalf of the Holders pursuant to a foreclosure, exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Mortgage or lien on such property following a default on the Mortgage Loan shall be administered so that the interest of the pro rata share of each Holder therein shall at all times qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code, and (iii) no Servicer may modify, waive or amend any provision of the Mortgage Loan, consent to or withhold consent from any action of the Borrower, or exercise or refrain from exercising any powers or rights that the Holders may have under the Mortgage Loan Documents, if any such action would constitute a “significant modification” of the Mortgage Loan, within the meaning of Section 1.860G-2(b) of the regulations of the United States Department of the Treasury, more than three (3) months after the startup day of the REMIC that includes any Note (or any portion thereof). Each Holder agrees that the provisions of this paragraph shall be effected by compliance with any REMIC provisions in the Servicing Agreement relating to the administration of the Mortgage Loan.

(g)               In the event that one of the Notes is included in a REMIC, the other Holders shall not be required to reimburse such Holder or any other Person for payment of any taxes imposed on such REMIC or Advances therefor or for any interest on such Advance or for deficits in other items of disbursement or income resulting from the use of funds for payment of any such taxes, nor shall any disbursement or payment otherwise distributable to the other Holders be reduced to offset or make-up any such payment or deficit.

17

3.                  Priority of Notes. Each Note shall be of equal priority, and no portion of any Note shall have priority or preference over any portion of any other Note or security therefor. Except for the Excluded Amounts, all amounts tendered by the Borrower or otherwise available for payment on the Mortgage Loan, whether received in the form of Monthly Payments, a balloon payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other instrument serving as security on the Mortgage Loan, proceeds under title, hazard or other insurance policies or awards or settlements in respect of condemnation proceedings or similar exercise of the power of eminent domain, shall be distributed by the Servicer and applied to the Notes on a Pro Rata and Pari Passu Basis.

The Servicing Agreement shall provide for the application of Penalty Charges paid in respect of the Mortgage Loan to be used (i) to pay the Master Servicer, the Trustee or the Special Servicer for interest accrued on any Property Advances and reimbursement of Property Advances, (ii) to pay the parties to any Securitization for interest accrued on any P&I Advance, (iii) to pay certain other expenses (including Special Servicing Fees, unpaid workout fees and liquidation fees) incurred with respect to the Mortgage Loan and (iv) (a) in the case of the remaining amount of Penalty Charges allocable to the Lead Note, to pay to the Master Servicer and/or the Special Servicer as additional servicing compensation as provided in the Lead Securitization Servicing Agreement and (b) in the case of the remaining amount of Penalty Charges allocable to any Non-Lead Note, to pay, (x) prior to the securitization of the Lead Note, to the related Non-Lead Note Holder and (y) following the securitization of the Lead Note, to the Master Servicer and/or the Special Servicer as additional servicing compensation as provided in the Lead Securitization Servicing Agreement.

Upon the occurrence of the Lead Securitization, if any proceeds are received from the sale of the primary servicing rights with respect to the Mortgage Loan (the “Primary Servicing Purchase Price”), such Primary Servicing Purchase Price shall be remitted, promptly upon receipt thereof, to the Holders on a Pro Rata and Pari Passu Basis. On and after the Lead Securitization Date, if any portion of the Primary Servicing Purchase Price is required to be repaid to the applicable Master Servicer, each Holder shall be obligated to pay such Master Servicer on a Pro Rata and Pari Passu Basis for such portion of the Primary Servicing Purchase Price received by such Holder. Any proceeds received by either Holder from the sale of master servicing rights with respect to its Note shall be for its own account.

4.                  Workout. Notwithstanding anything to the contrary contained herein, but subject to the terms and conditions of the Servicing Agreement and Section 13 of this Agreement, and the obligation to act in accordance with the Servicing Standard, if the Lead Note Holder, or any Servicer, in connection with a workout or proposed workout of the Mortgage Loan, modifies the terms thereof such that (i) the Mortgage Loan Principal Balance is decreased, (ii) the Mortgage Interest Rate is reduced, (iii) payments of interest or principal on any Note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the Mortgage Loan, such modification shall not alter, and any modification of the Mortgage Loan Documents shall be structured to preserve, the equal priorities of the Notes as described in Section 3.

18

5.                  Accounts; Payment Procedure. The Servicing Agreement shall provide that the Master Servicer shall establish and maintain the Collection Account or Collection Accounts, as applicable. Each of the Note A-1 Holder, the Note A-2 Holder, the Note A-3 Holder and the Note A-4 Holder hereby directs the Master Servicer, in accordance with the priorities set forth in Section 3 hereof, and subject to the terms of the Servicing Agreement, (i) to deposit into the applicable Collection Account within the time period specified in the Servicing Agreement all payments received with respect to the Mortgage Loan and (ii) to remit from the applicable Collection Account for deposit or credit on the applicable Master Servicer Remittance Date all payments received with respect to and allocable to its respective Non-Lead Note, by wire transfer to the account maintained by such Non-Lead Note Holder; provided that any late collections received by the Master Servicer after the related due date under the Mortgage Loan shall be remitted by the Master Servicer in accordance with Section 18(b)(xi) of this Agreement.

If any Servicer holding or having distributed any amount received or collected in respect of a Note determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of such Note must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Borrower or paid to the related Holder, or any Servicer or paid to any other Person, then, notwithstanding any other provision of this Agreement, no Servicer shall be required to distribute any portion thereof to such Holder, and such Holder shall promptly on demand repay to such Servicer the portion thereof which shall have been theretofore distributed to such Holder together with interest thereon at such rate, if any, as such Servicer shall have been required to pay to the Borrower, the other Holders, any Servicer or such other person or entity with respect thereto. Each of the Holders agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Mortgage Loan in excess of its distributable share thereof, it will promptly remit such excess to the Master Servicer. The Master Servicer shall have the right to offset any amounts due hereunder from a Holder with respect to the Mortgage Loan against any future payments due to such Holder under the Mortgage Loan, provided, that the obligations of each Holder under this Section 5 are separate and distinct obligations from one another and in no event shall any Servicer enforce the obligations of any Holder against any other Holder. The obligations of the Holders under this Section 5 constitute absolute, unconditional and continuing obligations and each Servicer shall be deemed a third-party beneficiary of these provisions.

6.                  Limitation on Liability. Subject to the terms of the Servicing Agreement, no Holder (including the Master Servicer or the Special Servicer on its behalf) shall have any liability to any other Holder with respect to any Note, except (1) with respect to the Advance reimbursement provisions set forth in Section 17 and (2) with respect to losses actually suffered due to the negligence, willful misconduct or material breach of this Agreement on the part of such Holder (including the Master Servicer or the Special Servicer on its behalf, and the Master Servicer’s or Special Servicer’s liability is further limited as set forth in the Servicing Agreement; which, for the avoidance of doubt, shall not reduce the obligation of such parties to act in accordance with the Servicing Standard).

19

7.                  Representations of the Holders. (a)  Each of the Initial Note Holders hereby represents and warrants to, and covenants with, each other Holder that, as of the date hereof:

(i)                                  It is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction under which it is organized or formed.

(ii)                               The execution and delivery of this Agreement by such Holder, and performance of, and compliance with, the terms of this Agreement by such Holder, will not violate its organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets, in each case which materially and adversely affect its ability to carry out the transactions contemplated by this Agreement.

(iii)                            Such Holder has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement.

(iv)                           This Agreement is the legal, valid and binding obligation of such Holder enforceable against such Holder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law.

(v)                              It has the right to enter into this Agreement without the consent of any third party.

(vi)                           It is the holder of its respective Note for its own account in the ordinary course of its business.

(vii)                        It has not dealt with any broker, investment banker, agent or other person, that may be entitled to any commission or compensation in connection with the consummation of any of the transactions contemplated hereby.

(viii)                     It is a Qualified Transferee.

8.                  Independent Analyses of each Holder. Each Holder acknowledges that, except for the representations made in Section 7, it has, independently and without reliance upon any other Holders and based on such documents and information as such Holder has deemed appropriate, made its own credit analysis and decision to purchase its respective Note. Each Holder hereby acknowledges that the other Holders shall have no responsibility for (i) the collectability of the Mortgage Loan, (ii) the validity, enforceability or legal effect of any of the Mortgage Loan Documents or the title insurance policy or policies or any survey furnished or to

20

be furnished in connection with the origination of the Mortgage Loan, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Mortgage Loan Documents, or (iv) the financial condition of the Borrower.

9.                  No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto, shall be deemed to constitute between any Holder (or any servicer or trustee on its behalf) and any other Holder a partnership, association, joint venture or other entity. Each Holder (or any servicer or trustee on its behalf) shall have no obligation whatsoever to offer to the other Holders the opportunity to purchase notes or interests relating to any future loans originated by such Holder or any of its Affiliates, and if any Holder chooses to offer to any of the other Holders, the opportunity to purchase notes or interests in any future mortgage loans originated by such Holder or its Affiliates, such offer shall be at such purchase price and interest rate as such Holder chooses, in its sole and absolute discretion. None of the Holders shall have any obligation whatsoever to purchase from any other Holder any notes or interests in any future loans originated by any other Holder or any of its Affiliates.

10.              Not a Security. None of the Notes shall be deemed to be a security within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

11.              Other Business Activities of the Holders. Each Holder acknowledges that the other Holders may make loans or otherwise extend credit to, and generally engage in any kind of business with, any Borrower Party, and receive payments on such other loans or extensions of credit to any Borrower Party and otherwise act with respect thereto freely and without accountability, but only if none of the foregoing violate the Mortgage Loan Documents, in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

12.              Transfer of Notes. (a)  Each Holder may Transfer up to 49% (in the aggregate) of its beneficial interest in its Note whether or not the related transferee is a Qualified Transferee without a Rating Agency Confirmation. Each Holder shall not Transfer more than 49% (in the aggregate) of its beneficial interest in its Note unless (i) prior to a Securitization of any Note, the other Holders have consented to such Transfer, in which case the related transferee shall thereafter be deemed to be a “Qualified Transferee” for all purposes under this Agreement, (ii) after a Securitization of any Note, a Rating Agency Confirmation has been received with respect to such Transfer, in which case the related transferee shall thereafter be deemed to be a “Qualified Transferee” for all purposes under this Agreement, or (iii) such Transfer is to a Qualified Transferee. Any such transferee must assume in writing the obligations of the transferring Holder hereunder and agree to be bound by the terms and provisions of this Agreement and the Servicing Agreement. Such proposed transferee (except in the case of Transfers that are made in connection with a Securitization) shall also remake each of the representations and warranties contained herein for the benefit of the other Holders. Notwithstanding the foregoing, without the non-transferring Holder’s prior consent (which will not be unreasonably withheld), and, if such non-transferring Holder’s Note is in a Securitization, without a Rating Agency Confirmation from each Rating Agency that has been engaged by the

21

related Depositor to rate the securities issued in connection with such Securitization, no Holder shall Transfer all or any portion of its Note to any Borrower Party and any such Transfer shall be absolutely null and void and shall vest no rights in the purported transferee.

(b)               Except for a Transfer made in connection with a Securitization, or a Transfer made by an Initial Note Holder to an Affiliate, at least five (5) days prior to a transfer of any Note, the transferring Holder shall provide to the other Holders and, if any Certificates are outstanding, to the Rating Agencies, a certification that such transfer will be made in accordance with this Section 12, such certification to include (1) the name and contact information of the transferee and (2) if applicable, a certification by the transferee that it is a Qualified Transferee.

(c)               The Holders acknowledge that any Rating Agency Confirmation may be granted or denied by the Rating Agencies in their sole and absolute discretion and that such Rating Agencies may charge the transferring Holder customary fees in connection with providing such Rating Agency Confirmation.

(d)               Notwithstanding anything to the contrary contained herein, each Holder may pledge or transfer (a “Pledge”) its Note to any entity (other than any Borrower Party) that has extended a credit facility to such Holder or has entered into a repurchase agreement with such Holder and that, in each case, is either a Qualified Transferee or a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by each Rating Agency (a “Note Pledgee”), or to a Person with respect to which a Rating Agency Confirmation has been obtained, on terms and conditions set forth in this Section 12(d), it being further agreed that a financing provided by a Note Pledgee to any Holder or any Affiliate that controls such Holder that is secured by such Holder’s interest in its respective Note and is structured as a repurchase arrangement, shall qualify as a “Pledge” hereunder on the condition that all applicable terms and conditions of this Section 12(d) are complied with. A Note Pledgee that is not a Qualified Transferee may not take title to a Note without a Rating Agency Confirmation. Upon written notice, if any, by the pledging Holder to the other Holders and any Master Servicer that a Pledge has been effected (including the name and address of the applicable Note Pledgee), the other Holders agree to acknowledge receipt of such notice and thereafter agree: (i) to give such Note Pledgee written notice of any default by the pledging Holder in respect of its obligations under this Agreement of which default such Holder has actual knowledge and which notice shall be given simultaneously with the giving of such notice to the pledging Holder; (ii) to allow such Note Pledgee a period of ten (10) Business Days to cure a default by the pledging Holder in respect of its obligations to the other Holders hereunder, but such Note Pledgee shall not be obligated to cure any such default; (iii) that no amendment, modification, waiver or termination of this Agreement or the Servicing Agreement (if the pledging Holder had the right to consent to such amendment, modification, waiver or termination pursuant to the terms hereof) shall be effective against such Note Pledgee without the written consent of such Note Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to be given if Note Pledgee shall fail to respond to any request for consent to any such amendment, modification, waiver or termination within 10 days after request therefor; (iv) that the other Holders shall accept any cure by such Note Pledgee of any default of the pledging Holder which such pledging Holder has the right to effect hereunder, as if such cure were made by such pledging Holder; (v) that the other Holders or any Servicer shall deliver to Note Pledgee such estoppel certificate(s) as Note Pledgee shall reasonably request, provided that

22

any such certificate(s) shall be in a form reasonably satisfactory to the other Holders; and (vi) that, upon written notice (a “Redirection Notice”) to any Master Servicer by such Note Pledgee that the pledging Holder is in default beyond any applicable cure periods with respect to the pledging Holder’s obligations to such Note Pledgee pursuant to the applicable credit agreement or other agreements relating to the Pledge between the pledging Holder and such Note Pledgee (which notice need not be joined in or confirmed by the pledging Holder), and until such Redirection Notice is withdrawn or rescinded by such Note Pledgee, Note Pledgee (or at any time that pledging Holder otherwise directs that such payment be made to Note Pledgee pursuant to a separate notice) shall be entitled to receive any payments that any Servicer would otherwise be obligated to make to the pledging Holder from time to time pursuant to this Agreement or any Servicing Agreement. Any pledging Holder hereby unconditionally and absolutely releases the other Holders and any Servicer from any liability to the pledging Holder on account of any Holder’s or Servicer’s compliance with any Redirection Notice believed by any Servicer or other Holders in good faith to have been delivered by a Note Pledgee. Note Pledgee shall be permitted to exercise fully its rights and remedies against the pledging Holder (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law, the pledge agreement, repurchase agreement or similar agreement between the pledging Holder and the Note Pledgee and this Agreement. In such event, or if the pledging holder otherwise assigns its interests to the Note Pledgee, the other Holders and any Master Servicer shall recognize such Note Pledgee (and any transferee (other than any Borrower Party) that is also a Qualified Transferee at any foreclosure or similar sale held by such Note Pledgee or any transfer in lieu of foreclosure), and such Person’s successor and assigns, as the successor to the pledging Holder’s rights, remedies and obligations under this Agreement, and any such Note Pledgee or Qualified Transferee shall assume in writing the obligations of the pledging Holder hereunder accruing from and after such Transfer (i.e., realization upon the collateral by such Note Pledgee) and agrees to be bound by the terms and provisions of this Agreement. The rights of a Note Pledgee under this Section 12(d) shall remain effective as to any Holder (and any Servicer) unless and until such Note Pledgee shall have notified such Holder (and any Servicer, as applicable) in writing that its interest in the pledged Note has terminated.

13.              Exercise of Remedies by the Servicer. (a)  Subject to the terms of this Agreement and the Servicing Agreement and subject to the rights and consents, where required, of the Directing Holder, the Servicer shall have the sole and exclusive authority with respect to the administration of, and exercise of rights and remedies with respect to, the Mortgage Loan, including, without limitation, the sole and exclusive authority to (i) modify or waive any of the terms of the Mortgage Loan Documents, (ii) consent to any action or failure to act by the Borrower or any party to the Mortgage Loan Documents, (iii) vote all claims with respect to the Mortgage Loan in any bankruptcy, insolvency or other similar proceedings and (iv) to take legal action to enforce or protect each Holder’s interests with respect to the Mortgage Loan or to refrain from exercising any powers or rights under the Mortgage Loan Documents, including the right at any time to call or waive any Events of Default, or accelerate or refrain from accelerating the Mortgage Loan or institute any foreclosure action, and the Holders shall have no voting, consent or other rights whatsoever with respect to the Servicer’s administration of, or exercise of its rights and remedies with respect to, the Mortgage Loan. Subject to the terms and conditions of the Servicing Agreement, the Servicer shall have the sole and exclusive authority to make Property Advances with respect to the Mortgage Loan. Except as otherwise provided in this

23

Agreement, each Holder agrees that it shall have no right to, and hereby presently and irrevocably assigns and conveys to the Servicer the rights, if any, that such Holder has to (A) call or cause the Servicer to call an event of default under the Mortgage Loan, or (B) exercise any remedies with respect to the Mortgage Loan or the Borrower, including, without limitation, filing or causing the Lead Note Holder or such Servicer to file any bankruptcy petition against the Borrower. Each Holder shall, from time to time, execute such documents as any Servicer shall reasonably require to evidence such assignment with respect to the rights described in clause (iii) of the first sentence in this Section 13(a).

(b)               The Lead Servicer and the Trustee for the Lead Securitization shall not have any fiduciary duty to the Non-Lead Note Holders in connection with the administration of the Mortgage Loan (but the foregoing shall not relieve the Lead Servicer and such Trustee from their respective obligation under this Agreement and the Servicing Agreement to make any disbursement of funds as set forth herein).

(c)               The Holders hereby acknowledge that the Servicing Agreement shall provide that, subject to the satisfaction of the conditions set forth in the next sentence, upon the Mortgage Loan becoming a Defaulted Mortgage Loan, if the Special Servicer determines to sell the Defaulted Mortgage Loan (or the Lead Note), it will be required to sell the entire Defaulted Mortgage Loan as a single whole loan (i.e., both the Lead Note and Non-Lead Notes). Any such sale of the entire Defaulted Mortgage Loan is subject to the satisfaction of one of the following two conditions:

(i)                                  Each Non-Lead Note Holder has provided written consent to such sale; or

(ii)                               The Special Servicer has delivered the following notices and information to each Non-Lead Note Holder:

(1)               at least fifteen (15) Business Days prior written notice of any decision to attempt to sell the Defaulted Mortgage Loan;

(2)               at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale;

(3)               at least ten (10) days prior to the proposed sale date, a copy of the most recent Appraisal for the Mortgage Loan, and any documents in the Servicing File requested by a Non-Lead Note Holder; and

(4)               until the sale is completed and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale.

24

Any Non-Lead Note Holder may waive any delivery or timing requirements set forth above only for itself. Subject to the foregoing, each of the Lead Note Holder, the Directing Holder, the Non-Lead Note Holders and the Non-Directing Holders shall be permitted to submit an offer at any sale of the Defaulted Mortgage Loan (unless such Person is a Borrower Party).

Subject to the conditions set forth in this Section 13(c), the Non-Lead Note Holders hereby appoint the Lead Note Holder as their agent, and grant to the Lead Note Holder an irrevocable power of attorney coupled with an interest, and its proxy, for the purpose of soliciting and accepting offers for and consummating the sale of the Non-Lead Notes. Subject to the conditions set forth in this Section 13(c), each Non-Lead Note Holder further agrees that, upon the request of the Lead Note Holder, such Non-Lead Note Holder shall execute and deliver to or at the direction of Lead Note Holder such powers of attorney or other instruments as the Lead Note Holder may reasonably request to better assure and evidence the foregoing appointment and grant, in each case promptly following request, and shall deliver the related original Non-Lead Note, endorsed in blank, to or at the direction of the Lead Note Holder in connection with the consummation of any such sale.

(d)               Notwithstanding anything to the contrary contained herein, the exercise by the Servicer on behalf of the Holders of its rights under this Section 13 shall be subject in all respects to any section of the Servicing Agreement governing REMIC administration, and in no event shall the Servicer be permitted to take any action or refrain from taking any action if taking or failing to take such action, as the case may be, would violate the laws of any applicable jurisdiction, breach the Mortgage Loan Documents or be inconsistent with the Servicing Standard or violate any other provisions of the Servicing Agreement or violate the REMIC provisions of the Code or any regulations promulgated thereunder, including, without limitation, the provisions of Section 2(f) of this Agreement.

14.              Rights of the Directing Holder. The Directing Holder shall be entitled to exercise the rights and powers granted to the Directing Holder hereunder and the rights and powers granted to the “Directing Holder,” “Controlling Class Certificateholder,” “Controlling Class Representative” or similar party under, and as defined in, the Servicing Agreement with respect to the Mortgage Loan. In addition, the Directing Holder shall be entitled to advise (1) the Special Servicer with respect to all matters related to a Specially Serviced Mortgage Loan and (2) the Special Servicer with respect to all matters for which the Master Servicer must obtain the consent or deemed consent of the Special Servicer, and, except as set forth below (i) the Master Servicer shall not be permitted to take any Major Decision unless it has obtained the prior written consent of the Special Servicer and (ii) the Special Servicer shall not be permitted to consent to the Master Servicer’s taking any Major Decision nor will the Special Servicer itself be permitted to take any Major Decision as to which the Directing Holder has objected in writing within ten (10) Business Days (or thirty (30) days with respect to an Acceptable Insurance Default) after receipt of the written recommendation and analysis and such additional information requested by the Directing Holder as may be necessary in the reasonable judgment of the Directing Holder in order to make a judgment with respect to such Major Decision. The Directing Holder may also direct the Special Servicer to take, or to refrain from taking, such other actions with respect to the Mortgage Loan as the Directing Holder may deem advisable.

25

If the Directing Holder fails to notify the Special Servicer of its approval or disapproval of any proposed Major Decision within ten (10) Business Days (or thirty (30) days with respect to an Acceptable Insurance Default) after delivery to the Directing Holder by the applicable Servicer of written notice of a proposed Major Decision, together with any information requested by the Directing Holder as may be necessary in the reasonable judgment of the Directing Holder in order to make a judgment, then upon the expiration of such ten (10) Business Day (or thirty (30) days with respect to an Acceptable Insurance Default) period, such Major Decision shall be deemed to have been approved by the Directing Holder.

In the event that the Special Servicer or Master Servicer (in the event the Master Servicer is otherwise authorized by the Servicing Agreement to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Directing Holder is necessary to protect the interests of the Holders (as a collective whole) and the Special Servicer has made a reasonable effort to contact the Directing Holder, the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response.

No objection, direction or advice contemplated by the preceding paragraphs may require or cause the Master Servicer or the Special Servicer, as applicable, to violate any provision of the Mortgage Loan Documents, applicable law, the Servicing Agreement, this Agreement, the REMIC provisions of the Code or the Master Servicer or Special Servicer’s obligation to act in accordance with the Servicing Standard, or expose the Master Servicer, the Special Servicer, the Certificate Administrator, the Lead Securitization Trust or the Trustee to liability, or materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities under the Servicing Agreement.

The Directing Holder shall have no liability to the other Holders or any other Person for any action taken, or for refraining from the taking of any action or the giving of any consent or the failure to give any consent pursuant to this Agreement or the Servicing Agreement, or errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence. The Holders agree that the Directing Holder may take or refrain from taking actions, or give or refrain from giving consents, that favor the interests of one Holder over the other Holder, and that the Directing Holder may have special relationships and interests that conflict with the interests of another Holder and, absent willful misfeasance, bad faith or gross negligence on the part of the Directing Holder, agree to take no action against the Directing Holder or any of its officers, directors, employees, principals or agents as a result of such special relationships or interests, and that the Directing Holder will not be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance or to have recklessly disregarded any exercise of its rights by reason of its having acted or refrained from acting, or having given any consent or having failed to give any consent, solely in the interests of any Holder.

15.              Appointment of Special Servicer. Subject to the terms of the Lead Securitization Servicing Agreement for so long as the Lead Note is included in the Lead Securitization, the Directing Holder shall have the right at any time and from time to time, with or without cause, to replace the Special Servicer then acting with respect to the Mortgage Loan and appoint a Qualified Servicer as the replacement Special Servicer in lieu thereof. The

26

Directing Holder shall designate a Person to serve as Special Servicer by delivering to the other Holders and the parties to each PSA a written notice stating such designation and by satisfying the other conditions required under the Servicing Agreement (including, without limitation, a Rating Agency Confirmation, if required by the terms of the Servicing Agreement), if any.

16.              Rights of the Non-Directing Holders. (a)  The Lead Securitization Servicing Agreement shall provide that the Servicer shall be required:

(i)                                  to provide copies of any notice, information and report that it is required to provide to the Directing Holder pursuant to the Servicing Agreement with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Mortgage Loan to the Non-Directing Holders, within the same time frame it is required to provide to the Directing Holder; provided, however, following a Non-Lead Securitization, all notices, reports, information or other deliverables required to be delivered to the related Non-Directing Holder or the related Non-Lead Note Holder pursuant to this Agreement or the Lead Securitization Servicing Agreement by the Lead Note Holder (or the Master Servicer or the Special Servicer acting on its behalf) shall be delivered to the related Non-Lead Master Servicer, the related Non-Lead Special Servicer and the related Non-Lead Certificate Administrator (who then may forward such items to the party entitled to receive such items as and to the extent provided in the related Non-Lead Securitization Servicing Agreement) and, when so delivered to such Non-Lead Master Servicer, Non-Lead Special Servicer and Non-Lead Certificate Administrator, the Lead Note Holder (or the Master Servicer or the Special Servicer acting on its behalf) shall be deemed to have satisfied its delivery obligations with respect to such items hereunder or under the Lead Securitization Servicing Agreement; provided, however, that all items that relate to the related Non-Lead Depositor’s compliance with any applicable securities laws shall also be delivered to such Non-Lead Depositor; and

(ii)                               to consult with each Non-Directing Holder on a strictly non-binding basis, if, having received such notices, information and reports, such Non-Directing Holder requests consultation with respect to any such Major Decision or the implementation of any recommended actions outlined in an Asset Status Report relating to the Mortgage Loan, and consider alternative actions recommended by such Non-Directing Holder; provided that after the expiration of a period of five (5) Business Days (or in connection with an Acceptable Insurance Default, thirty (30) days) from the delivery to each Non-Directing Holder of written notice of a proposed action, together with copies of the notices, information and reports required to be provided to, or requested by, the Directing Holder, the Servicer shall no longer be obligated to consult with the Non-Directing Holders (unless the Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such five (5) Business Day period (or in connection with an Acceptable Insurance Default, thirty (30) day period) shall be begin anew from the date of such proposal and delivery of all information relating thereto).

(b)               Notwithstanding the foregoing non-binding consultation rights of the Non-Directing Holders, the Servicer may take any Major Decision or any action set forth in the Asset Status Report before the expiration of the aforementioned five (5) Business Day period (or thirty

27

(30) day period with respect to an Acceptable Insurance Default) if the Servicer determines, in accordance with the Servicing Standard, that immediate action with respect thereto is necessary to protect the interests of the Holders.

(c)               In addition to the foregoing non-binding consultation rights, the Non-Directing Holders shall have the right to annual conference calls with the Master Servicer or the Special Servicer upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the Mortgage Loan are discussed.

(d)               In no event shall the Servicer be obligated at any time to follow or take any alternative actions recommended by any of the Non-Directing Holders.

(e)               Any Non-Directing Holder that is a Borrower Party shall not be entitled to any of the rights set forth in this Section 16.

17.              Advances; Reimbursement of Advances. (a) (i) Pursuant to terms of the Servicing Agreement, the Lead Servicer and/or the related Trustee shall be obligated (subject to customary determinations of non-recoverability) to make (1) Property Advances with respect to the Mortgage Loan or the Mortgaged Property and (2) P&I Advances with respect to the Lead Note and (ii) pursuant to the terms of a Non-Lead Securitization Servicing Agreement, the related Non-Lead Master Servicer and/or the related Non-Lead Trustee may be obligated to make P&I Advances with respect to the related Non-Lead Note. The Lead Servicer and/or the related Trustee will not be required to make any P&I Advance with respect to any Non-Lead Note and the related Non-Lead Master Servicer and/or the related Non-Lead Trustee will not be required to make any P&I Advance with respect to any Lead Note, any other Non-Lead Note or any Property Advance. The Lead Servicer, each Non-Lead Master Servicer, the Trustee and any related Non-Lead Trustee will be entitled to interest on any Advance (at a rate not to exceed the Prime Rate) made in the manner and from the sources provided in the Note A-1 PSA, the Note A-2 PSA, the Note A-3 PSA and the Note A-4 PSA, as applicable.

(b)               The Lead Servicer and the related Trustee, as applicable, will be entitled to reimbursement for a Property Advance, first from the Collection Account established with respect to the Mortgage Loan, and then, if such Property Advance is a Nonrecoverable Advance, if such funds on deposit in the Collection Account are insufficient, from general collections of the Lead Securitization as provided in the Servicing Agreement.

(c)               To the extent amounts on deposit in the Collection Account with respect to the Mortgage Loan are insufficient to reimburse the Lead Servicer or the related Trustee, as applicable, for any Property Advance and/or interest thereon and the Lead Servicer or the related Trustee, as applicable, obtains funds from general collections of the Lead Securitization as a reimbursement for such Property Advance or interest thereon, each Non-Lead Note Holder (including any Securitization into which the related Non-Lead Note is deposited) shall be required to, promptly following notice from the Lead Servicer, pay to the Lead Securitization for its Pro Rata and Pari Passu Basis share of such Property Advance and/or interest thereon at the Reimbursement Rate so reimbursed from general collections (to the extent amounts on deposit in the Collection Account are insufficient for reimbursement of such amounts). In addition, each

28

Non-Lead Note Holder (including any Securitization into which the related Non-Lead Note is deposited) shall promptly pay or reimburse the Lead Servicer or the related Trustee for such Non-Lead Note Holder’s Pro Rata and Pari Passu Basis share of any fees, costs or expenses incurred in connection with the servicing and administration of the Mortgage Loan (including, without limitation, any and all fees, costs or expenses related to obtaining a Rating Agency Confirmation) as to which the Lead Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Servicing Agreement (to the extent amounts on deposit in the Collection Account are insufficient for reimbursement of such amounts).

(d)               The parties to each of the Note A-1 PSA, the Note A-2 PSA, the Note A-3 PSA and the Note A-4 PSA shall each be entitled to make their own recoverability determination with respect to a P&I Advance based on the information that they have on hand and in accordance with the Note A-1 PSA, the Note A-2 PSA, the Note A-3 PSA and the Note A-4 PSA, as applicable.

(e)               If the Lead Servicer or the related Trustee elects to defer the reimbursement of a Property Advance in accordance with the terms of the Servicing Agreement, the Lead Servicer or the related Trustee shall also defer its reimbursement of each Non-Lead Note share from the Non-Lead Note Holders.

18.              Provisions Relating to Securitization. (a)  For so long as an Initial Note Holder or its Affiliate (an “Initial Note Holder Entity”) is the owner of its Note(s), such Initial Note Holder Entity shall have the right, subject to the terms of the Mortgage Loan Documents, to cause the Borrower to execute amended and restated notes or additional notes (in either case “New Notes”) reallocating the principal of its Note(s) or severing its Note(s) into one or more further “component” notes in the aggregate principal amount equal to the then-outstanding principal balance of its Note(s), provided that (i) the aggregate principal balance of the New Notes following such amendments is no greater than the principal balance of the related original Note(s) prior to such amendments, (ii) all New Notes continue to have the same weighted average interest rate as the original Note(s) prior to such amendments, (iii) all New Notes pay pro rata and on a pari passu basis and such reallocated or component notes shall be automatically subject to the terms of this Agreement and (iv) the Initial Note Holder Entity holding the New Notes shall notify the other Holders (or, for any Note that has been contributed to a Securitization, to the trustee and the applicable master servicer of such Securitization) in writing of such modified allocations and principal amounts. In connection with the foregoing, (1) the Master Servicer is hereby authorized to execute amendments to the Loan Agreement and this Agreement (or to amend and restate the Loan Agreement and this Agreement) on behalf of any or all of the Holders solely for the purpose of reflecting such reallocation of principal or such severing of Note(s), (2) if a Note is severed into “component” notes, such component notes shall each have their same rights as the respective original Note (except if such original Note is Note A-1, then the applicable Initial Note Holder shall designate one of the New Notes to take the place of Note A-1 in the definitions of “Directing Holder”, “Lead Note”, “Lead Securitization”, “Non-Directing Holder” and “Servicing Agreement”), and (3) the definition of the term “Securitization” and all of the related defined terms may be amended (and new terms added, as necessary) to reflect the New Notes. Rating Agency Confirmation shall not be required for any amendments to this Agreement required to facilitate the terms of this paragraph 18(a).

29

(b)               The Lead Note Holder agrees that it shall cause the Lead Securitization Servicing Agreement to provide as follows (and to the extent such following provisions are not included in the Lead Securitization Servicing Agreement, they shall be deemed incorporated therein and made a part thereof):

(i)                                  the Master Servicer or Trustee shall be required to provide written notice to each Non-Lead Master Servicer and each Non-Lead Trustee of any P&I Advance it has made with respect to the Lead Note within two (2) Business Days of making such advance;

(ii)                               if the Master Servicer determines that a proposed P&I Advance with respect to the Lead Note or Property Advance with respect to the Mortgage Loan, if made, or any outstanding P&I Advance or Property Advance previously made, would be, or is, as applicable, a Nonrecoverable Advance, the Master Servicer shall provide each Non-Lead Master Servicer written notice of such determination promptly after such determination was made together with such reports that the Master Servicer delivered to the Special Servicer or Trustee in connection with notification of its determination of nonrecoverability;

(iii)                            the Master Servicer shall remit all payments received with respect to any Non-Lead Note, net of the Servicing Fees and Special Servicing Fees payable to the Master Servicer and Special Servicer, as applicable, with respect to such Non-Lead Note, and any other applicable fees and reimbursements payable to the Master Servicer, the Special Servicer and the Trustee with respect to such Non-Lead Note, to the related Non-Lead Note Holder by the applicable Master Servicer Remittance Date for the Non-Lead Note; provided, that any late collections received by the Master Servicer after the related due date under the Mortgage Loan shall be remitted by the Master Servicer in accordance with Section 18(b)(xi) below;

(iv)                           in connection with the expedited remittances contemplated by the preceding clause (iii) and the expedited reporting contemplated by the following clause (v), (A) the Special Servicer shall (x) expedite its delivery of reports to the Master Servicer with respect to the Mortgage Loan or the Mortgaged Property (including the delivery of information contemplated by CREFC® reports that the Special Servicer is required to deliver to the Master Servicer) so that the reports (including CREFC® reports) provided by the Master Servicer to each Non-Lead Note Holder may include all information contemplated to be included therein for the applicable reporting period, and (y) expedite withdrawals from accounts maintained by it and remittances to the Master Servicer in respect of the Mortgage Loan or the Mortgaged Property so that the Master Servicer’s remittances to each Non-Lead Note Holder contemplated by the preceding clause (iii) may include all amounts for the applicable collection period, and (B) each party responsible under the Lead Securitization Servicing Agreement for delivering any Additional Form 10-D Disclosure to a Non-Lead Trustee or Non-Lead Depositor in respect of a Non-Lead Note shall deliver such Additional Form 10-D Disclosure no later than the 5th calendar day following the following the distribution date for the related Non-Lead Securitization;

30

(v)                              with respect to any Non-Lead Note that is held by a Securitization, the Master Servicer agrees to deliver or cause to be delivered or make available to the related Non-Lead Master Servicer all reports required to be delivered by the Master Servicer to the Certificate Administrator under the Lead Securitization Servicing Agreement (which shall include all loan-level reports constituting the CREFC® Investor Reporting Package (IRP)) pursuant to the terms of the Lead Securitization Servicing Agreement to the extent related to the Mortgage Loan, the Mortgaged Property, such Non-Lead Note, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee by the Business Day following the Master Servicer Remittance Date for the Non-Lead Note;

(vi)                           the Master Servicer and Special Servicer, as applicable, shall provide (or the Special Servicer shall provide to the Master Servicer for provision by the Master Servicer) (in electronic media) to each Non-Lead Note Holder all documents, certificates, instruments, notices, reports, operating statements, rent rolls and other information regarding the Mortgage Loan provided by it to any other party to the Lead Securitization Servicing Agreement at the time provided to such other party;

(vii)                        the servicing duties of each of the Master Servicer and Special Servicer under the Lead Securitization Servicing Agreement shall include the duty to service the Mortgage Loan and all of the Notes on behalf of the Holders (including the respective trustees and certificateholders) in accordance with the terms and provisions of this Agreement, the Lead Securitization Servicing Agreement and the Servicing Standard;

(viii)                     each Non-Lead Note Holder shall be entitled to the same indemnity as the Lead Note Holder under the Lead Securitization Servicing Agreement; each of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, any primary servicer and the Custodian shall be required to (and shall require any Servicing Function Participant or Additional Servicer engaged by it to) indemnify each “certification party” and the depositor of any public Securitization Trust, and their respective directors and officers and controlling persons, to the same extent that they indemnify the Depositor (as depositor in respect of the Lead Securitization) and each “certifying party” for (i) its failure to deliver the items in clause (ix) below in a timely manner, (ii) its failure to perform its obligations to such depositor or the related Non-Lead Trustee under Article X (or any article substantially similar thereto) of the Lead Securitization Servicing Agreement by the time required after giving effect to any applicable grace period or cure period, (iii) the failure of any Servicing Function Participant or Additional Servicer retained by it (other than a Mortgage Loan Seller Sub-Servicer) to perform its obligations to such depositor or trustee under such Article X (or any article substantially similar thereto) of the Lead Securitization Servicing Agreement by the time required and/or (iv) any Deficient Exchange Act Deliverable regarding, and delivered by or on behalf of, such party;

(ix)                             with respect to any Non-Lead Securitization that is subject to reporting requirements under the Securities Act, the Exchange Act (including Rule 15Ga-1), and Regulation AB, (a) the Master Servicer, any primary servicer, the Special Servicer, the Trustee, the Certificate Administrator or other party acting as custodian for the Lead Securitization shall be required to deliver (and shall be required to cause each other

31

servicer and servicing function participant (within the meaning of Items 1123 and 1122, respectively, of Regulation AB) retained or engaged by it to deliver; provided that such party shall only be required to use commercially reasonable efforts to cause a Mortgage Loan Seller Sub-Servicer to deliver), in a timely manner (i) the reports, certifications, compliance statements, accountants’ assessments and attestations, and information to be included in reports (including, without limitation, Form ABS-15G, Form 10-K, Form 10-D and Form 8-K), and (ii) upon request, any other materials specified in the related Non-Lead Securitization Servicing Agreement, in the case of clauses (i) and (ii), as the related Non-Lead Depositor or the related Non-Lead Trustee reasonably believes, in good faith, are required in order for the related Non-Lead Depositor or the related Non-Lead Trustee to comply with (1) its obligations under the Securities Act, the Exchange Act (including Rule 15Ga-1), Regulation AB and Form SF-3 and (2) any applicable comment letter from the United States Securities and Exchange Commission (the “Commission”), (b) without limiting the generality of the foregoing (x) the Lead Depositor or the related Holder shall provide or cause to be provided to any related Non-Lead Depositor and any Non-Lead Trustee (1) written notice (which may be by e-mail) in a timely manner (but no later than three (3) Business Days prior to closing) of the occurrence of such Securitization, and (2) no later than one (1) Business Day following the closing date of such Securitization, a copy of the Lead Securitization Servicing Agreement in an EDGAR-compatible format, and (y) the Master Servicer and Special Servicer (or any replacement Master Servicer or Special Servicer, as applicable) shall, upon reasonable prior written request, and subject to the right of the Master Servicer or the Special Servicer, as the case may be, to review and approve such disclosure materials, permit a holder of any Non-Lead Note to use such party’s description contained in the Lead Securitization prospectus (updated as appropriate by the Master Servicer or Special Servicer, as applicable, at the cost of the related Non-Lead Sponsor) (or, in the case of a replacement Special Servicer, contained in a Lead Securitization Form 8-K), for inclusion in the disclosure materials (or, in the case of a replacement Special Servicer, for inclusion in a Form 8-K) relating to any securitization of the related Non-Lead Note, and (z) the Master Servicer and the Special Servicer (or any replacement Master Servicer or Special Servicer, as applicable), shall provide indemnification agreements, opinions and Regulation AB compliance letters as were or are being delivered with respect to the Lead Securitization (in each case, at the cost of the related Non-Lead Sponsor), and (c) in connection with any amendment of the Lead Securitization Servicing Agreement, the party requesting such amendment shall provide written notice (which may be by e-mail) of such proposed amendment to any Non-Lead Depositor and the related Non-Lead Trustee no later than three (3) Business Days prior to the date of effectiveness of such amendment, and, on the date of effectiveness of such amendment to the Lead Securitization Servicing Agreement, provide a copy of such amendment in an EDGAR-compatible format to such Non-Lead Depositor and the related Non-Lead Trustee. The Master Servicer and the Special Servicer shall each be required to provide certification and indemnification to any “certifying party” with respect to any applicable Sarbanes-Oxley Certification with respect to a Non-Lead Securitization;

(x)                                each of the Master Servicer, the Special Servicer, the Custodian and the Trustee and each Affected Reporting Party shall cooperate (and require each Servicing Function Participant and Additional Servicer retained by it to cooperate under the

32

applicable Sub-Servicing Agreement), with each Non-Lead Depositor (including, without limitation, providing all due diligence information, reports, written responses, negotiations and coordination) to the same extent as such party is required to cooperate with the Lead Depositor under Article X (or any article substantially similar thereto) of the Lead Securitization Servicing Agreement and in connection with Deficient Exchange Act Deliverables. All respective reasonable out-of-pocket costs and expenses incurred by any Non-Lead Depositor (including reasonable legal fees and expenses of outside counsel to such depositor) in connection with the foregoing (other than those costs and expenses related to participation by such Non-Lead Depositor in any telephone conferences and meetings with the Commission and other costs such Non-Lead Depositor must bear pursuant to Article X (or any article substantially similar thereto) of the Lead Securitization Servicing Agreement) and any amendments to any reports filed with the Commission therewith shall be promptly paid by the applicable Affected Reporting Party upon receipt of an itemized invoice from such Non-Lead Depositor;

(xi)                             any late collections received by the Master Servicer from the Borrower that are allocable to a Non-Lead Note or reimbursable to a Non-Lead Master Servicer or a Non-Lead Trustee shall be remitted by the Master Servicer to such Non-Lead Master Servicer within one (1) Business Day of receipt and identification thereof; provided, however, that to the extent any such amounts are received after 3:00 p.m. Eastern time on any given Business Day, the Master Servicer shall use commercially reasonable efforts to remit such late collections to such Non-Lead Master Servicer within one (1) Business Day of receipt of properly identified funds but, in any event, the Master Servicer shall remit such amounts within two (2) Business Days of receipt of properly identified funds;

(xii)                          each Non-Lead Note Holder is an intended third-party beneficiary in respect of the rights afforded it under the Lead Securitization Servicing Agreement and the related Non-Lead Master Servicer will be entitled to enforce the rights of such Non-Lead Note Holder under this Agreement and the Lead Securitization Servicing Agreement;

(xiii)                       each Non-Lead Master Servicer and each Non-Lead Special Servicer shall each be a third-party beneficiary of the Lead Securitization Servicing Agreement with respect to all provisions therein expressly relating to compensation, reimbursement or indemnification of such Non-Lead Master Servicer or such Non-Lead Special Servicer, as the case may be, and the provisions regarding coordination of Advances;

(xiv)                      if the Mortgage Loan becomes a Defaulted Mortgage Loan and the Special Servicer determines to sell the Lead Note in accordance with the Lead Securitization Servicing Agreement, it shall have the right and the obligation to sell all of the Notes as notes evidencing one whole loan in accordance with the terms of the Lead Securitization Servicing Agreement. In connection with any such sale, the Special Servicer shall provide notice to each Non-Lead Master Servicer who shall provide notice to the respective Non-Directing Holder in the related securitization of the planned sale and such Non-Directing Holder’s opportunity to submit an offer on the Mortgage Loan;

33

(xv)                         the Lead Securitization Servicing Agreement shall not be amended in any manner that materially and adversely affects any Non-Lead Note Holder without the consent of such Non-Lead Note Holder;

(xvi)                      to the extent related to the Mortgage Loan, the Master Servicer or the Special Servicer, Rating Agency Confirmation shall be provided with respect to the Certificates issued in connection with any Non-Lead Securitization to the same extent a Rating Agency Confirmation is provided with respect to the Certificates issued in connection with the Lead Securitization;

(xvii)                   Servicer Termination Events with respect to the Master Servicer and the Special Servicer shall include (i) solely with respect to the Master Servicer, the failure to timely remit payments to any Non-Lead Note Holder, which failure continues unremedied for one (1) Business Day following the date on which such payment was to be made; (ii) solely with respect to the Special Servicer, the failure to deposit into any REO Account any amount required to be so deposited within two (2) Business Days after the date such deposit was to be made, or the failure to remit to the Master Servicer for deposit into the Collection Account or the related Loan Combination Custodial Account, as applicable, any amount required to be so remitted by the Special Servicer within one (1) Business Day after the date such remittance was to be made; (iii) the qualification, downgrade or withdrawal, or placing on “watch status” in contemplation of a rating downgrade or withdrawal of the ratings of any class of certificates issued in connection with any Non-Lead Securitization by the rating agencies rating such securities (and such qualification, downgrade, withdrawal or “watch status” placement shall not have been withdrawn by such rating agencies within sixty (60) days of actual knowledge of such event by the Master Servicer or the Special Servicer, as the case may be), and publicly citing servicing concerns with the Master Servicer or Special Servicer, as applicable, as the sole or a material factor in such rating action; and (iv) the failure to provide to any Non-Lead Note Holder (if and to the extent required under the Non-Lead Securitization) reports required under the Exchange Act, and the rules and regulations thereunder, in a timely fashion. Upon the occurrence of such a Servicer Termination Event with respect to the Master Servicer affecting a Non-Lead Note Holder and the Master Servicer is not otherwise terminated pursuant to the Lead Securitization Servicing Agreement, the Trustee shall, upon the direction of such Non-Lead Note Holder, require the appointment of a subservicer with respect to the related Non-Lead Note. Upon the occurrence of a Servicer Termination Event with respect to the Special Servicer affecting a Non-Lead Note Holder and the Special Servicer is not otherwise terminated pursuant to the Lead Securitization Servicing Agreement, the Trustee shall, upon direction of such Non-Lead Note Holder, terminate the Special Servicer with respect to, but only with respect to, the Mortgage Loan;

(xviii)                upon any resignation of the Master Servicer or the Special Servicer, any replacement of the Special Servicer, any termination of the Master Servicer or Special Servicer and/or any replacement thereof, any appointment of a successor to the Master Servicer or Special Servicer, or the effectiveness of any designation of a new Special Servicer, the Trustee or Certificate Administrator shall promptly (and in any event no later than three (3) Business Days prior to the effective date of such resignation,

34

termination, replacement and/or appointment of a Master Servicer or Special Servicer) provide written notice thereof to each Non-Lead Trustee, each Non-Lead Master Servicer and each Non-Lead Depositor, together with any information reasonably required (including, without limitation, any disclosure required under Item 1108 of Regulation AB) for the related Non-Lead Securitization to comply with any applicable reporting obligations under the Exchange Act; provided, that such notice shall not be deemed to be provided unless receipt thereof has been confirmed in writing (which may be by e-mail) from any such Non-Lead Depositor;

(xix)                        if a Non-Lead Note becomes the subject of an Asset Review pursuant to a Non-Lead Securitization Servicing Agreement, the Master Servicer, the Special Servicer, the Trustee and the Custodian shall reasonably cooperate with the related Non-Lead Asset Representations Reviewer in connection with such Asset Review by providing such Non-Lead Asset Representations Reviewer with any documents reasonably requested by such Non-Lead Asset Representations Reviewer, but only to the extent (x) such documents are in the possession of the Master Servicer, the Special Servicer, the Trustee or the Custodian, as the case may be, and (y) such Non-Lead Asset Representations Reviewer has not been able to obtain such documents from the related mortgage loan seller; and

(xx)                           any conflict between the Lead Securitization Servicing Agreement and this Agreement shall be resolved in favor of this Agreement.

(c)               Each Non-Lead Note Holder agrees that it shall cause the related Non-Lead Securitization Servicing Agreement to provide as follows (and to the extent such following provisions are not included in the Non-Lead Securitization Servicing Agreement, they shall be deemed incorporated therein and made a part thereof):

(i)                                  the Non-Lead Note Holder shall be responsible for its Pro Rata and Pari Passu Basis share of any Property Advances (and advance interest thereon), any Additional Trust Fund Expenses, and any other fees, costs or expenses incurred in connection with the servicing and administration of the Mortgage Loan (including, without limitation, any costs, fees and expenses related to obtaining any Rating Agency Confirmation) but only to the extent that they relate to servicing and administration of the Notes and the Mortgaged Property, including without limitation, any unpaid Special Servicing Fees, liquidation fees and workout fees relating to the Notes, and that in the event that the funds received with respect to each respective Note are insufficient to cover such Property Advances or Additional Trust Fund Expenses, (A) the related Non-Lead Master Servicer will be required to, promptly following notice from the Master Servicer or the Special Servicer, pay or reimburse the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Lead Securitization Trust (such parties and the Lead Securitization Trust, collectively, the “Indemnified Parties”), as applicable, out of general funds in the collection account (or equivalent account) established under the related Non-Lead Securitization Servicing Agreement for such Non-Lead Note Holder’s Pro Rata and Pari Passu Basis share of any such Nonrecoverable Property Advances (together with advance interest thereon) and/or Additional Trust Fund Expenses (including compensation due to the Master Servicer and the Special Servicer to the extent

35

related to the servicing and administration of the Mortgage Loan and the Mortgaged Property), and (B) if the Lead Securitization Servicing Agreement permits the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee to reimburse itself from the Lead Securitization Trust’s general account, then the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, may do so, and the related Non-Lead Master Servicer will be required to, promptly following notice from the Master Servicer, the Special Servicer or the Trustee, reimburse the Lead Securitization Trust out of general funds in the collection account (or equivalent account) established under the related Non-Lead Securitization Servicing Agreement for such Non-Lead Note Holder’s Pro Rata and Pari Passu Basis share of any such Nonrecoverable Property Advances (together with advance interest thereon) and/or Additional Trust Fund Expenses (including compensation due to the Master Servicer and the Special Servicer to the extent related to the servicing and administration of the Mortgage Loan and the Mortgaged Property);

(ii)                               each of the Indemnified Parties shall be indemnified (as and to the same extent the Lead Securitization Trust is required to indemnify each of such Indemnified Parties pursuant to the terms of the Lead Securitization Servicing Agreement and, in the case of the Lead Securitization Trust, to the extent of any Additional Trust Fund Expenses with respect to the Mortgage Loan) by the related Non-Lead Securitization Trust, against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of the Mortgage Loan and the Mortgaged Property (or, with respect to the Operating Advisor, incurred in connection with the provision of services for the Mortgage Loan) under the Lead Securitization Servicing Agreement (collectively, the “Indemnified Items”) to the extent of its Pro Rata and Pari Passu Basis share of such Indemnified Items, and to the extent amounts on deposit in the Loan Combination Custodial Account that are allocated to the related Non-Lead Note are insufficient for reimbursement of such amounts, the related Non-Lead Master Servicer will be required to pay or reimburse each of the applicable Indemnified Parties for the related Non-Lead Note’s Pro Rata and Pari Passu Basis share of the insufficiency out of general funds in the collection account (or equivalent account) established under the related Non-Lead Securitization Servicing Agreement;

(iii)                            the related Non-Lead Master Servicer, Non-Lead Trustee or Non-Lead Certificate Administrator will be required to deliver to the Trustee, the Certificate Administrator, the Special Servicer, the Master Servicer and the Operating Advisor (i) promptly following Securitization of the related Non-Lead Note, notice of the deposit of the related Non-Lead Note into a Trust Fund (which notice may be by e-mail and shall also provide contact information for the related Non-Lead Trustee, the related Non-Lead Certificate Administrator, the related Non-Lead Master Servicer, the related Non-Lead Special Servicer and the party designated to exercise the rights of the related “Non-Directing Holder” under this Agreement), accompanied by a copy of such executed Non-Lead Securitization Servicing Agreement and (ii) notice of any subsequent change in the identity of the related Non-Lead Master Servicer or the party designated to exercise the rights of the related “Non-Directing Holder” under this Agreement (together with the relevant contact information);

36

(iv)                           any matter affecting the servicing and administration of the Mortgage Loan that requires delivery of a Rating Agency Confirmation pursuant to the Lead Securitization Servicing Agreement shall also require delivery of a Rating Agency Confirmation under the related Non-Lead Securitization Servicing Agreement; and

(v)                              the Master Servicer, the Special Servicer, the Trustee and the Lead Securitization Trust shall be third party beneficiaries of the foregoing provisions.

(d)               Each Initial Note Holder shall:

(A) give each other Holder and the parties to any previously executed Securitization Servicing Agreement (provided that such Securitization Servicing Agreement has been delivered to such Initial Note Holder) notice of the Securitization of such Holder’s Note in writing (which may be by e-mail) prior to or promptly following the related Securitization Date, together with contact information for each of the parties to the related proposed Securitization Servicing Agreement; and

(B)  in the case of an Initial Note Holder contributing its Note to a Lead Securitization, send to each other Holder and the parties to each Non-Lead Securitization Servicing Agreement (that are not also party to the Lead Securitization Servicing Agreement) (x) on any Lead Securitization Date, a copy (in EDGAR-compatible format) of the execution version of the Lead Securitization Servicing Agreement, (y) within (1) one Business Day after the date of any re-filing by the Lead Depositor of the Lead Securitization Servicing Agreement with the Commission to account for any changes thereto (other than a formal amendment thereto following the Lead Securitization Date), a copy (in EDGAR-compatible format) of the re-filed Lead Securitization Servicing Agreement, and (z) promptly following distribution thereof to the parties to the Lead Securitization Servicing Agreement, any changes made by the Lead Depositor to the Lead Securitization Servicing Agreement (other than a formal amendment thereto following the Lead Securitization Date).

(e)               The Lead Securitization Servicing Agreement shall satisfy Moody’s rating methodology for eligible accounts and permitted investments for a securitization rated “Aaa” by Moody’s.

19.              Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

37

20.              Modifications. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto. Additionally, from and after a Securitization, except to (i) cure any ambiguity or to correct any error, (ii) to make other provisions with respect to matters or questions arising under this Agreement, which shall not be inconsistent with the provisions of this Agreement, or (iii) as set forth in Section 18(a), this Agreement may not be modified unless a Rating Agency Confirmation has been delivered with respect to each Securitization.

21.              Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Each of the Master Servicer, each Non-Lead Master Servicer, the Trustee and each Non-Lead Trustee is an intended third-party beneficiary of this Agreement. Except as provided in Section 5 and the preceding sentence, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto.

22.              Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” “signed,” “signature,” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

23.              Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

24.              Notices. All notices required hereunder shall be given by (i) telephone (confirmed in writing) or shall be in writing and personally delivered, (ii) sent by facsimile transmission if the sender on the same day sends a confirming copy of such notice by reputable overnight delivery service (charges prepaid), (iii) reputable overnight delivery service (charges prepaid) or (iv) certified United States mail, postage prepaid return receipt requested, and addressed to the respective parties at their addresses set forth on Exhibit B hereto, or at such

38

other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt.

25.              Custody of Mortgage Loan Documents/ Mortgagee of Record. The originals of all of the Mortgage Loan Documents (other than Non-Lead Notes) will be held (i) prior to the Lead Securitization, by Computershare Trust Company, National Association, as interim custodian and (ii) on and after the Lead Securitization, by the Trustee for the Lead Securitization (or by a custodian on its behalf) under the terms of the Lead Securitization Servicing Agreement on behalf of all of the Holders. The Trustee of the Lead Securitization shall at all times be the mortgagee of record with respect to the Mortgage Loan.

[NO FURTHER TEXT ON THIS PAGE]

39

IN WITNESS WHEREOF, each Holder of a Note has caused this Agreement to be duly executed as of the day and year first above written.

Note A-1 Holder:

GERMAN AMERICAN CAPITAL
CORPORATION

By:	/s/ Robert-Christopher Jones
Name: Robert-Christopher Jones
Title: Managing Director

By:	/s/ Matt Smith
Name: Matt Smith
Title: Director

1700 Pavilion Co-Lender Agreement

Note A-2 Holder:

GERMAN AMERICAN CAPITAL
CORPORATION

By:	/s/ Robert-Christopher Jones
Name: Robert-Christopher Jones
Title: Managing Director

By:	/s/ Matt Smith
Name: Matt Smith
Title: Director

1700 Pavilion Co-Lender Agreement

Note A-3 Holder:

GERMAN AMERICAN CAPITAL
CORPORATION

By:	/s/ Robert-Christopher Jones
Name: Robert-Christopher Jones
Title: Managing Director

By:	/s/ Matt Smith
Name: Matt Smith
Title: Director

1700 Pavilion Co-Lender Agreement

Note A-4 Holder:

GERMAN AMERICAN CAPITAL
CORPORATION

By:	/s/ Robert-Christopher Jones
Name: Robert-Christopher Jones
Title: Managing Director

By:	/s/ Matt Smith
Name: Matt Smith
Title: Director

1700 Pavilion Co-Lender Agreement

EXHIBIT A

MORTGAGE LOAN SCHEDULE

A.       Description of Mortgage Loan

Borrower:	Summerlin 1700 Pavilion, LLC
Mortgage Loan Origination Date:	May 9, 2025
Initial Principal Amount of Mortgage Loan:	$75,000,000
Co-Lender Closing Date Mortgage Loan Principal Balance:	$75,000,000
Location of Mortgaged Property:	1700 S Pavilion Center Drive, Las Vegas, Nevada
Current Use of Mortgaged Property:	Office
Maturity Date:	June 6, 2030
A-1

B.       Description of Notes

Mortgage Loan Origination Date:	May 9, 2025
Note Date:	May 9, 2025
Initial Note A-1 Principal Balance:	$25,000,000
Initial Note A-2 Principal Balance:	$20,000,000
Initial Note A-3 Principal Balance:	$20,000,000
Initial Note A-4 Principal Balance:	$10,000,000
Interest Rate for Note A-1, Note A-2, Note A-3 and Note A-4:	7.073%
Default Interest Rate for Note A-1, Note A-2, Note A-3 and Note A-4:	Lesser of (a) the maximum legal rate or (b) five percent (5%) above the Note Interest Rate

A-2

EXHIBIT B

Note A-1 Holder, Note A-2, Note A-3 and Note A-4 Holder:

German American Capital Corporation

1 Columbus Circle, 15th Floor

New York, New York 10019

Attention: Robert W. Pettinato, Jr.

Facsimile No.: (212) 797-4489

E-mail: Robert.Pettinato@db.com

with a copy to:

German American Capital Corporation

1 Columbus Circle, 15th Floor

New York, New York 10019

Attention: General Counsel

B-1

EXHIBIT C

PERMITTED FUND MANAGERS

Westbrook Partners

iStar Financial Inc.

Capital Trust

Archon Capital, L.P.

Whitehall Street Real Estate Fund, L.P.

The Blackstone Group

Normandy Real Estate Partners

Dune Real Estate Partners

AllianceBernstein

Rockwood

RREEF Funds

Hudson Advisors

Artemis Real Estate Partners

Apollo Real Estate Advisors

Colony Capital, Inc.

Praedium Group

Fortress Investment Group, LLC

Lonestar Opportunity Funds

Clarion Partners

Walton Street Capital, LLC

Starwood Financial Trust

BlackRock, Inc.

Eightfold Real Estate Capital, L.P.

DLJ Real Estate Capital Partners

Land-Lease Real Estate Investments

JER Partners

Rialto Capital Advisors, LLC

Rialto Capital Management, LLC

Raith Capital Partners

Torchlight Investors, LLC

C-1